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                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G
                               (RULE 13d-102)

         INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
       TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)

                              (AMENDMEND NO. 1)*

                           Ergo Science Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                               Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               29481E-10-6
                     ----------------------------------
                              (CUSIP Number)

                            December 31, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

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                                  SCHEDULE 13G

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CUSIP No.    29481E-10-6                   Page        2    of    5     Pages
            -------------                           -------     ------
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1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ANTHONY H. CINCOTTA, PH.D
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2         CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
          OF A GROUP                              (b)  / /
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
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                             5      SOLE VOTING POWER

         NUMBER OF                  868,544
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6      SHARED VOTING POWER
         OWNED BY
          EACH                      146,078
        REPORTING            ---------------------------------------------------
         PERSON              7      SOLE DISPOSITIVE POWER
          WITH
                                    868,544
                             ---------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    146,078

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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,014,622
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* / /
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.1%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------



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ITEM 1(a).  NAME OF ISSUER:

            Ergo Science Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            Charelestown Navy Yard
            100 First Avenue
            Charlestown, MA 02129


ITEM 2(a).  NAME OF PERSON FILING:

            Anthony H. Cincotta, Ph.D

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Charlestown Navy Yard
            100 First Avenue
            Charlestown, MA 02129

ITEM 2(c).  CITIZENSHIP:

            United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Ergo Science Corporation Common Stock, $.01 par value per share

ITEM 2(e).  CUSIP NUMBER:

            29481E-10-6

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

      (a) / / Broker or dealer registered under Section 15 of the Exchange Act.

      (b) / / Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.

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      (d) / / Investment company registered under section 8 of the Investment
              Company Act of 1940.

      (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

      (f) / / An employee benefit plan or endowment fund in accordance with Rules 13d-1(b)(1)(ii)(F).

      (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

      (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act.

      (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

      (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

ITEM 4.  OWNERSHIP

      (a)     Amount beneficially owned:  1,014,622

      (b)     Percent of Class: 7.1%

      (c)     Number of shares as to which such person has:

              (i) sole power to vote or to direct the vote:  868,544

              (ii) shared power to vote or to direct the vote:  146,078

              (iii) sole power to dispose or to direct the disposition of:
                    868,544

              (iv)  shared power to dispose or to direct the disposition:
                    146,078

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

                               Page 4 of 5 pages

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ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable

ITEM 10.          CERTIFICATION

                  Not applicable



                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:                                   By: /s/ Anthony H. Cincotta
                                           --------------------------------
                                                Anthony H. Cincotta, Ph.D


    THIS FILING IS MADE VOLUNTARILY AND SHOULD NOT BE CONSTRUED AS AN ADMISSION THAT ANYTHONY H. CINCOTTA, PH. D. IS SUBJECT TO REPORTING REQUIREMENTS UNDER SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934.


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